For additional information, contact:
Dan Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2017 THIRD QUARTER RESULTS

PHOENIX, February 6, 2017 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third fiscal quarter ended December 31, 2016.
Financial highlights include the following:

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Net revenue for the third quarter of fiscal year 2017 totaled $202.3 million, up 11.5% from $181.4 million for the third quarter of fiscal year 2016. The increase is primarily from 8.5% higher home sales during the period. Net revenue for the first nine months of fiscal 2017 was $575.8 million, up 7.6% from $535.1 million for the comparable prior year period, from 7.9% greater home sales volume. The nine month period includes one additional month of Fairmont Homes operations versus the same period last year, as Fairmont Homes was purchased by the Company on May 1, 2015.

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Income before income taxes was $17.3 million for the third quarter of fiscal 2017, a 44.2% increase from $12.0 million income before income taxes in the comparable quarter last year. The improvement was the result of higher home sales as well as stronger earnings in the financial services segment compared to last year’s third fiscal quarter. Last year’s third quarter was adversely impacted by higher than normal weather-related insurance claims. For the first nine months of fiscal 2017, income before income taxes increased 17.2% to $38.8 million from $33.1 million in the comparable period of the prior year. The increase for the nine month period was primarily from improved home sales volume, partially offset by high claims at the Company's insurance subsidiary generated by multiple unusually severe storms in Texas during the first quarter of fiscal year 2017.

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Income tax expense was $5.0 million with an effective tax rate of 28.9% for the third quarter of fiscal year 2017 compared to $3.9 million and an effective tax rate of 32.5% in the same quarter of the prior year. The current quarter contains certain manufacturing related deductions as well as research and development tax credits, collectively realized upon filing the Company’s tax returns. For the nine months ended December 31, 2016, income tax expense was $11.7 million for an effective tax rate of 30.3%, compared to income tax expense of $11.6 million and an effective tax rate of 34.9% in the comparable period. During the current nine month period, in addition to the benefits listed above, the Company also recorded initial research and development tax credits that became realizable.

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Net income was $12.3 million for the third quarter of fiscal year 2017, compared to net income of $8.1 million in the same quarter of the prior year, a 51.9% increase. For the nine months ended December 31, 2016, net income was $27.1 million, up 25.5% from net income of $21.6 million for the first nine months of fiscal 2016.

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Net income per share for the third quarter of fiscal 2017, based on basic and diluted weighted average shares outstanding, was $1.37 and $1.35, respectively, compared to net income per share of $0.91 and $0.89, respectively, for the comparable quarter last year. Net income per share for the nine months ended December 31, 2016, based on basic and diluted weighted average shares outstanding, was $3.02 and $2.98, respectively, versus basic and diluted net income per share of $2.43 and $2.38, respectively, for the prior nine month period.

Commenting on the results, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, "Homebuyer demand was on a general uptrend during the first nine months of the fiscal year and continues to be positive. Recently, the Company has been delivering a limited number of units for disaster relief, which enhances Cavco's housing revenue in the otherwise seasonally slower winter months. The manufactured housing industry appears to be in a modest recovery mode from the historically low levels of recent years and we believe we are positioned well to benefit."
Cavco’s management will hold a conference call to review these results tomorrow, February 7, 2017, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes, Palm Harbor Homes, Fairmont Homes and Chariot Eagle. The Company is also a leading producer of park model RVs, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Custom Homes brand. Cavco’s mortgage subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer, a Ginnie Mae mortgage backed securities issuer and offers conforming mortgages, non-conforming mortgages and chattel loans to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate past acquisitions, including the recent acquisitions of Fairmont Homes and Chariot Eagle, and any future acquisition or the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and declining housing demand; net losses were incurred in certain prior periods and there can be no assurance that we will generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; governmental and regulatory disruption; information technology failures and data security breaches; extensive regulation affecting manufactured housing; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2016 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31, 2016	April 2, 2016
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$119,745	$97,766
Restricted cash, current	9,062	10,218
Accounts receivable, net	35,736	29,113
Short-term investments	12,169	10,140
Current portion of consumer loans receivable, net	31,138	21,918
Current portion of commercial loans receivable, net	6,495	3,557
Inventories	86,644	94,813
Prepaid expenses and other current assets	24,163	22,196
Deferred income taxes, current	9,415	8,998
Total current assets	334,567	298,719
Restricted cash	723	1,082
Investments	28,855	28,948
Consumer loans receivable, net	64,016	67,640
Commercial loans receivable, net	16,911	21,985
Property, plant and equipment, net	56,889	55,072
Goodwill and other intangibles, net	80,113	80,389
Total assets	$582,074	$553,835
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,576	$18,513
Accrued liabilities	103,096	100,314
Current portion of securitized financings and other	6,094	6,262
Total current liabilities	125,766	125,089
Securitized financings and other	51,659	54,909
Deferred income taxes	20,670	20,611
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; Outstanding 8,992,968 and 8,927,989 shares, respectively	90	89
Additional paid-in capital	244,270	241,662
Retained earnings	137,253	110,186
Accumulated other comprehensive income	2,366	1,289
Total stockholders’ equity	383,979	353,226
Total liabilities and stockholders’ equity	$582,074	$553,835

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Net revenue	$202,310	$181,427	$575,799	$535,059
Cost of sales	158,766	145,037	459,896	427,280
Gross profit	43,544	36,390	115,903	107,779
Selling, general and administrative expenses	26,003	23,728	76,119	72,958
Income from operations	17,541	12,662	39,784	34,821
Interest expense	(1,091)	(1,244)	(3,384)	(3,224)
Other income, net	829	587	2,407	1,530
Income before income taxes	17,279	12,005	38,807	33,127
Income tax expense	(4,996)	(3,907)	(11,740)	(11,574)
Net income	$12,283	$8,098	$27,067	$21,553

Comprehensive income:
Net income	$12,283	$8,098	$27,067	$21,553
Unrealized gain (loss) on available-for-sale securities, net of tax	253	(37)	1,077	(742)
Comprehensive income	$12,536	$8,061	$28,144	$20,811

Net income per share:
Basic	$1.37	$0.91	$3.02	$2.43
Diluted	$1.35	$0.89	$2.98	$2.38
Weighted average shares outstanding:
Basic	8,992,456	8,903,742	8,970,008	8,881,822
Diluted	9,102,562	9,064,900	9,096,442	9,040,146

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Net revenue:
Factory-built housing	$188,546	$167,280	$536,513	$492,281
Financial services	13,764	14,147	39,286	42,778
Total net revenue	$202,310	$181,427	$575,799	$535,059

Income before income taxes:
Factory-built housing	$12,370	$9,703	$33,437	$26,674
Financial services	4,909	2,302	5,370	6,453
Total income before income taxes	$17,279	$12,005	$38,807	$33,127

Capital expenditures	$1,238	$1,338	$4,343	$2,447
Depreciation	$818	$926	$2,486	$2,499
Amortization of other intangibles	$92	$112	$276	$417

Total factory-built homes sold	3,486	3,213	10,123	9,379

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